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                                   Exhibit 5
                                   ---------




                                March 24, 1995


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

     I am the General Counsel of Whittaker Corporation ("Whittaker") and I am rendering this opinion in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 1,000,000 shares of its Common Stock, $.01 per value (the "Common Stock"), deliverable in accordance with the Whittaker Corporation Long-Term Stock Incentive Plan (1989) (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials, and other instruments relating to the adoption of the Plan as I have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, I am of the opinion that shares of Whittaker Common Stock deliverable upon exercise of options issued pursuant to the Plan are duly authorized and, when so delivered, will be legally issued, fully paid, and non-assessable.



                         Very truly yours,


                         Richard Levin